Exhibit 16.1

November 20, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by International Rectifier Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of International Rectifier Corporation dated November 14, 2008.  We agree with the statements concerning our Firm in such Form 8-K. We make no comment, however, as to the current status of the material weaknesses or any related remediation efforts.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP